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                     May 1, 2024

       Richard Westenberg
       Chief Financial Officer
       MASCO CORP /DE/
       17450 College Parkway
       Livonia, MI 48152

                                                        Re: MASCO CORP /DE/
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 8,
2024
                                                            File No. 001-05794

       Dear Richard Westenberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing